QUAD SYSTEMS CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT



      1. Quad Europe Limited, an English company

      2. Quad Systems Limited, an English company

      3. HiTech Finance Company, a Delaware corporation

      4. TriMark Investment Corp., a Delaware corporation

      5. Quad Foreign Sales Corporation, a Barbados company

      6. Quad Systems Holdings Limited, an English company

      7. Quad Leasing Corporation, a Delaware corporation

      8. Quad Systems de Mexico S. A. de C. V., a Mexican Company